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Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations
1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES FIRST QUARTER RESULTS
—Company Reaffirms 2005 Full Year Guidance—

        SCOTTSDALE, Ariz., May 5, 2005—Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced its results for the first quarter ended March 31, 2005.

First Quarter 2005 Results

        Net income for the first quarter of 2005 increased to $6.8 million, or $0.10 per diluted share (based on 67.4 million weighted average common shares outstanding), compared to net income in the first quarter of 2004 of $0.8 million, or $0.02 per diluted share (based on 35.7 million weighted average common shares outstanding). The increase in the number of weighted average shares outstanding is primarily the result of Spirit Finance's December 2004 initial public offering of 30 million common shares.

        First quarter 2005 revenues increased to $15.6 million, compared to $2.6 million in the first quarter of 2004. First quarter 2005 funds from operations (FFO) totaled $10.2 million, or $0.15 per diluted share, while adjusted funds from operations (AFFO) totaled $10.0 million, also $0.15 per diluted share. FFO and AFFO were $0.03 per diluted share for the first quarter of 2004. Although the weighted average shares outstanding increased 66% between the fourth quarter of 2004 and the first quarter of 2005, FFO per share remained unchanged at $0.15 per diluted share because 2005 had the benefit of a full quarter's revenue from real estate acquisitions made late in the fourth quarter of 2004.

        During the first quarter of 2005, Spirit Finance completed $38 million in real estate acquisitions, compared to $11 million in the first quarter of 2004. As of March 31, 2005, the Company's real estate and mortgage loan portfolio totaled $698 million of gross investments in 380 real estate locations, including $657 million of owned real estate and $41 million of mortgage loans secured by real estate. The properties are generally leased under long-term triple-net leases, with a weighted average maturity of approximately 15 years. No single tenant represented more than 6.2% of the Company's total investment portfolio at March 31, 2005.

        The Company's real estate portfolio is diversified throughout 38 states and among various property types. The Company's four largest property types as a percentage of gross real estate investment are restaurant properties (39%), movie theaters (17%), specialty retailer properties (13%) and educational facilities (9%). The Company also owns distribution facilities, drugstores, interstate travel plazas and automotive parts and service facilities.

        Christopher Volk, Co-Founder, President and Chief Operating Officer, stated, "We are pleased with the progress made during the first quarter of 2005 on our business plan. With a robust and growing pipeline, we see accelerated investment activity for the balance of the year and expect to realize our minimum acquisition target of $800 million in 2005."

        Catherine Long, Chief Financial Officer, added, "Our portfolio continues to operate at 100% occupancy with no delinquencies, providing stable, long-term cash flows. We are currently positioned to leverage our balance sheet, giving us the capacity to close our anticipated 2005 real estate acquisitions and to seize opportunities when they arise."

        During the quarter, the Company added to its liquidity by establishing a $125 million short-term credit facility with Citigroup Global Markets Realty Corporation. This raised the Company's total available credit lines to $375 million, with $59 million outstanding at the end of March.

        Ms. Long continued, "We are also pursuing long-term debt sources, including secured financing through the commercial mortgage-backed securities market. As always, we are focused on producing high quality cash flows over the long term. We will be selective in acquiring properties in this competitive environment without compromising our investment discipline, which is grounded in credit and total investor return fundamentals."

Guidance

        The Company reiterates that it expects to close at least $800 million of acquisitions by the end of 2005, which would represent an increase of 33% over fiscal year 2004 investment activity. The timing of closing on real estate transactions is likely to vary significantly from quarter to quarter. Based upon these acquisition projections, the expected ramp up throughout the year and the Company's current outlook, management continues to expect FFO per diluted share for 2005 to range from $0.70 to $0.75. At the end of 2005, taking into account the expected investment activity for the year, the FFO quarterly run rate should more accurately reflect the stabilized earnings and leverage of the Company in a range of $0.23 to $0.26 per diluted share.

Conference Call

        Spirit Finance will hold a conference call and webcast to discuss the Company's first quarter results after the market close today at 5:00 p.m. (Eastern Time). Hosting the call will be Mort Fleischer, Co-Founder, Chairman and Chief Executive Officer, Christopher Volk, Co-Founder, President and Chief Operating Officer and Catherine Long, Chief Financial Officer.

        The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled "Investors." Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 289-0529 or (913) 981-5523 for international callers.

        A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 4149537. The replay will be available from May 5, 2005 through May 12, 2005 on Spirit Finance Corporation's website at www.spiritfinance.com.

About Spirit Finance Corporation

        Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies. The Company's core markets include free-standing automotive, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available on the Company's website.

Forward-Looking and Cautionary Statements

        Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "projects," "intends," "believes," "guidance," and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation's Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation
Consolidated Statements of Operations
Unaudited

	Quarter ended March 31
	2005	2004
Revenues:
Rentals	$14,339,271	$977,788
Interest income on mortgage loans	930,231	936,441
Other interest income	355,389	639,049

Total revenues	15,624,891	2,553,278

Expenses:
General and administrative	2,651,084	1,467,387
Depreciation and amortization	3,388,423	273,860
Interest	2,766,700	—

Total expenses	8,806,207	1,741,247

Net income	$6,818,684	$812,031

Net income per common share:
Basic	$0.10	$0.02
Diluted	$0.10	$0.02
Weighted average outstanding common shares:
Basic	67,023,019	35,538,326
Diluted	67,443,662	35,668,996
Dividends declared per common share	$0.19	$—

Spirit Finance Corporation
Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Investments:
Real estate investments, net	$637,688,699	$611,741,211
Mortgage loans receivable	40,733,973	40,854,680

Net investments	678,422,672	652,595,891
Cash and cash equivalents	42,791,176	113,224,972
Intangible assets, net(a)	11,313,312	10,742,090
Other assets	6,467,183	5,664,271

Total assets	$738,994,343	$782,227,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt obligations:
Mortgages and notes payable	$38,456,210	$178,854,127
Secured credit facilities	58,656,965	—

Total debt obligations	97,113,175	178,854,127
Dividends payable	12,849,062	7,109,774
Other liabilities	5,250,929	8,559,851

Total liabilities	115,213,166	194,523,752
Stockholders' equity	623,781,177	587,703,472

Total liabilities and stockholders' equity	$738,994,343	$782,227,224

(a)
Intangible assets primarily represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited

	Quarter ended March 31
	2005	2004
Net income	$6,818,684	$812,031
Portfolio depreciation and amortization expense	3,358,588	267,117
Net loss on sales of real estate	57,306	—

Funds from operations (FFO)	10,234,578	1,079,148
Straight-line rental revenue, net of allowance	(246,830)	(65,261)

Adjusted funds from operations (AFFO)	$9,987,748	$1,013,887

Net income per diluted share	$0.10	$0.02
FFO per diluted share	$0.15	$0.03
AFFO per diluted share	$0.15	$0.03
Weighted average outstanding common shares (diluted)	67,443,662	35,668,996

Non-GAAP Financial Measures

        Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

        Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

        Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue. The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company's ability to pay dividends. Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

        Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

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SPIRIT FINANCE CORPORATION ANNOUNCES FIRST QUARTER RESULTS —Company Reaffirms 2005 Full Year Guidance—